Exhibit 99.1

24/7 Real Media

LYCOS, INC. AND 24/7 REAL MEDIA AMEND AND STRENGTHEN
MULTI-YEAR MEDIA SALES AND TECHNOLOGY AGREEMENT

NEW YORK – December 13, 2004 – 24/7 Real Media, Inc. (Nasdaq: TFSM), a pioneer in interactive marketing and technology, and Lycos, Inc. (www.lycos.com), a leading provider of search, community and technology lifestyle destinations and a wholly owned subsidiary of Daum Communications Corp. (KOSDAQ: 035720), a leading Internet portal in Korea, today announced the amendment of a multi-year strategic agreement for 24/7 Real Media to provide media sales, ad serving and analytics technology and services for Lycos’ U.S. Web properties.

The amendment follows the recent purchase of Lycos by Daum Communications and continues 24/7 Real Media’s sales representation of Lycos Web sites in the 24/7 Web Alliance.  Lycos will also continue to use 24/7 Real Media’s Open AdSystem™ technology exclusively to serve all advertising, and to enable behavioral targeting, on all Lycos U.S. Web sites in the 24/7 Web Alliance.  The amendment also permits Lycos to phase-in supplemental internal sales capabilities and eliminates 24/7 Real Media’s annual revenue guarantee, in favor of a minimum revenue commitment based on Lycos’ actual impression delivery.

David Kim, CEO of Lycos, Inc., said: “Clearly, few if any companies other than 24/7 have the breadth of products and services that can address Lycos’ strategic needs across our wide variety of content and user profiles.  We are excited to let 24/7 do what they do best, freeing Lycos to rediscover the technology and product focus that once drove this company’s rich history.”

David J. Moore, chairman and CEO of 24/7 Real Media, said: “We are delighted that Lycos shares our vision of the future of interactive advertising, where publishers can access sales, ad serving and analytics to increase audience, revenue and profits, all via one relationship.  We have high regard for Lycos’ new management team, and we look forward to working with it to maximize revenues and profits for both companies.”

About Lycos, Inc. Lycos, Inc. (www.lycos.com) is a wholly owned subsidiary of Daum Communications Corp., a leading Internet portal and e-commerce destination in Korea with a growing presence throughout the Asian markets. Lycos, Inc. creates and operates search, community and technology lifestyle sites including Lycos.com, Hotbot.com, Wired.com, Tripod.com, Angelfire.com and Quote.com.  Other Lycos products and sites include Lycos Mail, Gamesville and GetRelevant. Lycos was acquired by Korean Daum Communications Corp. in October 2004 and has its U.S. headquarters in Waltham, Massachusetts. Daum Communications Corp. is traded on the KOSDAQ: 035720, www.daum.net.

About 24/7 Real Media, Inc.

24/7 Real Media, a pioneer in interactive marketing and technology, targets and delivers audiences for publishers and marketers. Our customers generate increased revenue and profits through media and search services, coupled with one seamless platform of serving, targeting, tracking and analytics technologies. The company is headquartered in New York, with offices in other major U.S. cities, Canada, Europe and Asia. For more information, please visit www.247realmedia.com.
24/7 Real Media: Delivering today. Defining tomorrow.

Caution concerning forward-looking statements:

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other

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24/7 Real Media, Inc.
Lycos Agreement Release

December xx, 2004

economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is as of December 10, 2004. The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Lycos® is a registered trademark of Carnegie Mellon University. All other product or service marks mentioned herein are those of Daum Communications, Lycos, Inc., 24/7 Real Media, Inc. or their respective owners. All rights reserved.